UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Ditto, Steven C.
   6300 Bridgepoint Parkway
   Building One, Suite 500
   Austin, TX 78730

2. Issuer Name and Ticker or Trading Symbol
   Concero Inc. (CERO)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/01

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   VP, Strategic Accounts

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
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Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
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Non-Qualified Stock Option     $0.6000         08/15/01       A         15,000                            (1)          08/15/11
(right to buy)
Non-Qualified Stock Option     $1.0100         04/23/01       A         14,115                            (2)          04/23/11
(right to buy)
Non-Qualified Stock Option     $3.6250         10/02/00       A         50,000                            (3)          10/02/10
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
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Non-Qualified Stock Option     08/15/01  Common Stock                   15,000                    15,000        D   Direct
(right to buy)
Non-Qualified Stock Option     04/23/01  Common Stock                   14,115                    14,115        D   Direct
(right to buy)
Non-Qualified Stock Option     10/02/00  Common Stock                   50,000                    50,000        D   Direct
(right to buy)

Explanation of Responses:
(1)  Options are exercisable in two (2) equal annual installments beginning August 15, 2002.

(2)  Options are exercisable in two (2) equal annual installments beginning April 23, 2002.

(3)  12,500 options are currently exercisable.  The remaining 37,500 are exercisable in three (3) equal annual installments beginning
     October 2, 2002.

SIGNATURE OF REPORTING PERSON
/S/ Ditto, Steven C.
DATE:  February 11, 2002